EXHIBIT 99.1





NEWS                                                                    FIRSTFED
                                           ONE FIRSTFED PARK, SWANSEA, MA  02777
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                                                                   MEDIA RELEASE
                                                           FOR IMMEDIATE RELEASE


FIRSTFED AMERICA BANCORP, INC. ANNOUNCES RESULTS OF SPECIAL STOCKHOLDER MEETING


SWANSEA, MA, April 22/PRNewswire-FirstCall/-FIRSTFED AMERICA BANCORP, INC. (AMEX: FAB-News) announced that its stockholders approved the agreement and plan of merger with Webster Financial Corporation, Waterbury, Connecticut (NYSE:
WBS-News) at the Special Meeting of Stockholders held today. The merger is expected to close in the second quarter of 2004, subject to receipt of all regulatory approvals.

FIRSTFED AMERICA BANCORP, INC. is a $2.7 billion financial services company offering a wide range of financial products through its subsidiaries. FIRST FEDERAL SAVINGS BANK OF AMERICA has 26 banking offices throughout Southeastern Massachusetts and Rhode Island, offers online banking through FIRSTFEDonline at www.firstfedamerica.com and has five loan origination centers serving Massachusetts, Rhode Island and Connecticut. PEOPLE'S MORTGAGE CORPORATION, a subsidiary of FIRST FEDERAL SAVINGS BANK OF AMERICA, provides mortgage and consumer loans through nine locations in New England and the Mid-Atlantic Region. Through FIRSTFED INSURANCE AGENCY, LLC, which is licensed in Massachusetts, Rhode Island and Connecticut, the Company also sells insurance products at all of its locations and via www.firstfedinsurance.com. FIRSTFED TRUST COMPANY, N.A. offers comprehensive trust, estate, and investment management products and services. For additional information about the Company and its products, as well as previous press releases and historical financial data, visit the FIRSTFED Web site at www.firstfedamerica.com.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

    CONTACTS:
        Philip G. Campbell, Vice President
        (508) 679-8181 ext. 1361 Fax: (508) 235-1818
        pgcampbe@firstfedamerica.com

        Edward A. Hjerpe, Executive Vice President, CFO, COO
        (508) 679-8181 ext. 1505
        EAHjerpe@firstfedamerica.com